Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

STAAR Surgical Company

Lake Forest, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 ( No. 333-148902, No. 333-143131, No. 333-124022, No. 333-116901 and No. 333-238043) and Form S-8 (No. 333-228138, No. 333-213046, No. 333-201232, No. 333-111154 No. 333-240332, and No. 333-189349) of STAAR Surgical Company of our reports dated February 23, 2022, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of STAAR Surgical Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Los Angeles, California

February 23, 2022